Exhibit 99.1

United States Antimony Announces

Shawn Winkler Appointed as Interim Chief Financial Officer

“The Critical Minerals and ZEO Company”

~ Antimony, Cobalt, Tungsten, and Zeolite ~

DALLAS, TX / ACCESS Newswire / May 6, 2026 / United States Antimony Corporation

(“USAC,” “US Antimony,” or the “Company”), (NYSE: UAMY) (NYSE Texas: UAMY), a leading producer and processor of antimony, zeolite, and other critical minerals, and the only fully integrated antimony company in the world outside of China and Russia, today announced that Richard Isaak, the Company’s Senior Vice President and Chief Financial Officer, has commenced a temporary personal leave of absence effective May 4, 2026. The Board of Directors has appointed Shawn Winkler, the Company’s prior Financial Consultant, to serve as Interim Chief Financial

Officer during Mr. Isaak’s absence, effective May 4, 2026.

Mr. Isaak’s leave is strictly personal related and has nothing to do with the Company’s financial performance, accounting practices, internal controls, or any matter involving the Company’s financial reporting. Mr. Isaak is expected to return to his role following the conclusion of the leave, currently anticipated for a minimum of two months.

The Company confirms that it remains on track to release First Quarter ending March 31, 2026 financial results on May 14, 2026, as previously announced. Mr. Winkler has worked closely with Mr. Isaak throughout 2026 along with the other members of the finance team and is fully prepared to lead the Company’s financial reporting process and upcoming earnings call.

Shawn Winkler brings more than two decades of corporate finance, capital markets, and executive leadership experience to his role as Interim Chief Financial Officer. He most recently served as Chief Financial Officer of Burrow Global, a Texas-based full-service engineering, procurement, and construction firm serving the energy industry.

Prior to his CFO tenure, Mr. Winkler spent 15 years as an investment banker at BMO Capital Markets and Deutsche Bank Securities, advising public and private clients in the natural resources sector on more than $10 billion of M&A transactions. He led capital raises across the full capital structure including IPOs, follow-on equity, high-yield and convertible notes, bank and institutional loans, and acquisition financing associated with clients of the banks were he was employed.

Mr. Winkler holds an MBA from Rice University's Jones Graduate School of Management, where he was named a Jones Scholar, and a Bachelor of Arts in Economics, Managerial Studies, and Policy Studies, also from Rice University.

“Mr. Winkler is a seasoned finance leader who has been part of our team for six months serving as an independent contractor,” said Gary C. Evans, Chairman and CEO of US Antimony. “We are confident in his ability to take the lead of our ever growing financial team during this period. I have personally known Shawn for approximately twenty years as he served as my prior commercial banker at both Deutsche Bank and BMO Capital Markets. The entire Company joins me in sending Mr. Isaak our best wishes. When I hired Rick in July 2023, neither one of us could have ever anticipated the incredible growth trajectory this company would be on over the last few years. He is an extremely talented individual and deserves some time to recharge his batteries.”

About USAC:

United States Antimony Corporation and its subsidiaries in the U.S., Mexico, and Canada

("USAC," “U.S. Antimony,” the "Company," "Our," "Us," or "We") sell antimony, zeolite, and precious metals primarily in the U.S., Mexico, and Canada. The Company mines, purchases, and processes ore primarily into antimony oxide, antimony metal, antimony trisulfide, and precious metals at its facilities located in Montana and Mexico. Antimony oxide is used to form a flame-retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings, and paper, as a color fastener in paint, and as a phosphorescent agent in fluorescent light bulbs. Antimony metal is used in bearings, storage batteries, and ordnance. Antimony trisulfide is used as a primer in ammunition. The Company also recovers precious metals, primarily gold and silver, at its Montana facility from third party ore. At its Bear River Zeolite (“BRZ”) facility located in Idaho, the Company mines and processes zeolite, a group of industrial minerals used in water filtration, sewage treatment, nuclear waste and other environmental cleanup, odor control, gas separation, animal nutrition, soil amendment and fertilizer, and other miscellaneous applications. Beginning in 2024 and continuing in 2025, the Company acquired mining claims, real properties (patented claims) and leases located in Alaska, Montana, and Ontario, Canada in an effort to reduce the cost of third-party antimony ore purchases and to expand its product offerings.

Learn more about United States Antimony Corporation at www.usantimony.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding Mr. Isaak's expected return, the timing of the Company's Q1 earnings release, and the Company's financial reporting process. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which the Company operates, as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “could,” and variations of these words or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in such statements, including, but not limited to: fluctuations in the market prices and demand for antimony and zeolite; changes in domestic and global economic conditions; operational risks inherent in mining and mineral processing; geological or metallurgical conditions; availability and cost of energy, equipment, transportation, and labor; the Company’s ability to maintain or obtain permits, licenses, and regulatory approvals; changes in environmental and mining laws or regulations; competitive factors; the impact of geopolitical developments; and the effects of weather, natural disasters, or health pandemics on operations and supply chains. Additional information regarding risk factors that could cause actual results to differ materially is included in the Company’s filings with the U.S. Securities and

Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Investor Relations Contact:	Media Relations Contact:

Jonathan Miller, VP, Investor Relations	Anthony D. Andora
4438 W. Lovers Lane, Unit 100	Edge Consulting, Inc.
Dallas, Texas 75209	1560 Market Street, Ste. 701
E-Mail: Jmiller@usantimony.com	Denver, Colorado 80202
Phone: 406-606-4117	E-Mail: Anthony@EdgeConsultingSolutions.com
Phone: 720-317-8927